Exhibit 12

GTE Florida Incorporated and Subsidiaries

STATEMENT OF THE CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
(Thousands of Dollars)

                                                     Three Months
                                                        Ended
                                                       March 31,
                                                         1997
                                                     ------------
Net earnings available for fixed charges:
  Income from continuing operations                  $     37,306
  Add - Income taxes                                       24,231
      - Fixed charges                                      18,221
                                                     ------------
Adjusted earnings                                    $     79,758
                                                     ============

Fixed charges:
  Interest expense                                   $     16,099
  Portion of rent expense
      representing interest                                 2,122
                                                     ------------
Adjusted fixed charges                               $     18,221
                                                     ============

RATIO OF EARNINGS TO FIXED CHARGES                           4.38